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                                     Exhibit 10.12

                                 EMPLOYMENT AGREEMENT


                    THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of October 31, 1995 by and between GENE LOGIC INC., a Delaware corporation (the "Company") and MICHAEL J. BRENNAN, a Maryland resident ("Brennan").

                                      RECITALS:

     A. The Company desires to secure the services of Brennan and Brennan desires to perform such services for the Company on the terms and conditions as set forth in this Agreement.

               NOW, THEREFORE, in consideration of these premises and the mutual promises and conditions contained in this Agreement, the parties hereto hereby agree as follows:

     1. Employment and Duties. Subject to the terms and conditions of this Agreement, the Company shall employ Brennan as President and Chief Executive Officer of the Company and shall elect Brennan as a director of the Company and Brennan hereby accepts such employment and such positions. Brennan shall devote his full time, ability, attention, knowledge and skill to performing all duties as President and Chief Executive Officer of the Company as set forth in the Bylaws of the Company and as lawfully assigned or delegated to him by the directors of the Company.

     2. Base Salary. In consideration for Brennan's services to the Company during the term of his employment under this Agreement, Brennan shall receive an annual base salary of $200,000 during 1996 and $210,000 during 1997, and thereafter in such amounts as may be mutually agreed by the Company and Brennan, but not less than $210,000 per calendar year. Base salary shall be paid in equal bi-weekly installments from which the Company shall withhold and deduct all applicable federal and state income, social security, disability and other taxes as required by applicable laws.

     3. Incentive Stock. In addition to the salary specified above, the Company shall provide Brennan with stock incentives as follows:

               3.1 Founders' Stock. Upon the date of signing of this Agreement, the Company shall sell to Brennan and Brennan shall purchase 100,000 shares of the Company's common stock at a purchase price of $0.01 per share. Unrestricted ownership of such shares shall vest according to the following schedule: twenty-five percent (25%) upon the date of signing of this Agreement and thereafter at a rate of 1/36th each month for 36 months beginning upon the first anniversary of such date. The Company shall deliver to Brennan the certificates representing vested shares within 30 days of the date upon which vesting occurs; certificates representing unvested shares shall be held in escrow by the Secretary of the Company. Any unvested stock shall automatically become fully vested upon the date upon which a registration statement for the sale of securities of the Company to the public becomes effective, or upon any merger of the Company or sale of the Company or all or substantially all of its assets.

               3.2 Incentive Stock Options. Upon the date of signing of this Agreement, the Company shall grant to Brennan incentive stock options under the Company's Incentive Stock Option Plan to purchase 40,000 shares of the Company's common stock at a purchase

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price of $0.01 per share. The incentive stock options shall become exercisable according to the following schedule: twenty-five percent (25%) upon the date of signing of this Agreement and thereafter at a rate of 1/36th each month for 36 months beginning upon the first anniversary of such date. The Company will grant further incentive stock options to Brennan in each year during which this Agreement remains in force, in numbers consistent with Brennan's position as President and CEO of the Company. Any unexercisable options held by Brennan pursuant to this Subsection 3.2 shall automatically become exercisable upon the date upon which a registration statement for the sale of securities of the Company to the public becomes effective, or upon any merger of the Company or sale of the Company or all or substantially all of its assets.


               3.3 Effect of Termination by Brennan. In the event Brennan terminates this Agreement prior to its first anniversary, except in consequence of a breach of this Agreement by the Company, all vested stock shall become unvested and the Company shall have the right to repurchase any shares of the Company's stock acquired by Brennan under either Subsection 3.1 or 3.2 above, such repurchase to occur at a purchase price equal to Brennan's original purchase price for such shares.


               3.4         Right to Participate in Offerings of Securities.
The Company shall further permit Brennan to invest on a pro rata basis in any future offerings of the Company's securities, for which purposes "pro rata basis" shall mean the right to acquire that number of the to-be-issued securities represented by the ratio, calculated immediately prior to the offering, of stock held by Brennan (whether vested or not) to the Company's outstanding stock both on a fully-diluted, as-if-converted basis multiplied by the total number of shares or other securities proposed to be issued in the offering, or such lesser number as Brennan may elect. This right shall not apply to securities issued (a) upon conversion of any convertible preferred shares, (b) as a common stock dividend or upon any subdivision of shares of common stock, (c) pursuant to a firm commitment underwritten public offering, or (d) pursuant to the exercise of options to purchase common stock granted to employees, directors, officers, consultants or advisers of the Company or members of the Company's Scientific Advisory Board.

     4.         Additional Compensation and Benefits.

               4.1 Signing Bonus. Upon the execution of this Agreement, the Company shall pay to Brennan a cash signing bonus in the amount of $50,000. In addition, the Company shall issue to Brennan, without receiving monetary consideration therefore, 50,000 shares of preferred stock at the time of closing of the next private round of venture financing (presently proposed to be the Series B round, closing on or before May 31, 1996). Such shares shall be fully-paid and non-assessable and shall have all the rights and preferences of the securities issued to the other investors in such financing and Brennan shall be accorded all such rights as are accorded to other investors under the terms of any Convertible Preferred Stock Purchase Agreement which may be executed by and between the Company and subscribers to the offering.

               4.2 Annual Performance Bonus. During each calendar year during the term of this Agreement commencing with 1996, Brennan shall receive, in addition to the base salary specified in Section 2 above, a performance bonus based upon achievement of goals with respect to financing of the Company, establishment of a corporate base for the Company and progress in building the Company, such goals for 1996 to be mutually agreed by Brennan and the Company and set forth promptly following execution of this Agreement in a side letter which shall thereafter become Exhibit A to this Agreement and, with respect to each year during the term of this Agreement after 1996, to be mutually agreed upon by Brennan and the Company not

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later than sixty (60) days prior to the commencement of such year. The amount of such bonuses shall be $30,000 for 1996, $50,000 for 1997, and thereafter in such amounts as may be mutually agreed by the Company and Brennan, but not less than $50,000 per calendar year.

               4.3 Relocation Expenses. In the event that Brennan relocates his family, the Company shall pay all reasonable moving expenses and other costs related to such relocation, including without limitation the closing costs on the sale of Brennan's existing house and the purchase of a new home of similar value, including without limitation up to three (3) points on the new mortgage for such purchase.

               4.4          Medical Benefits, Vacation and Sick Leave.
Commencing on January 1, 1996, Brennan shall be entitled to participate in such medical, health and life insurance plans as the Company may from time to time implement, and to receive paid vacation and sick leave on the same basis as the Company's other senior executives.

               4.5 Pension Plan. Brennan shall be entitled to participate as a beneficiary under such pension plan(s) as the Company may from time to time adopt, on the same basis as the Company's other senior executives.

     5. Confidentiality and Proprietary Inventions Agreement. Upon the commencement of the term of this Agreement, Brennan shall enter into the Company's standard form of agreement relating to the treatment of the Company's confidential information and ownership of proprietary inventions.

     6. Term of Employment. Subject to the provisions of Section 7, the term of the employment engaged by this Agreement shall be a period of five
(5) years commencing on December 1, 1995 and ending on December 31, 2000, whereupon the term shall automatically renew for successive one (1) year periods unless one of the parties to the Agreement shall have given notice of its intention to terminate the Agreement not later than ninety (90) days prior to the end of such initial term or any such renewal term.

     7.         Termination of Employment.

               7.1 For Cause. The Company may terminate this Agreement, effective immediately upon written notice to Brennan, if at any time, in the reasonable opinion of the Company's Board of Directors, (a) Brennan commits any material act of dishonesty, fraud or embezzlement with respect to the Company or any subsidiary or affiliate thereof, (b) is convicted of a crime of moral turpitude, or (c) breaches any material obligation under this Agreement. The Company's total liability to Brennan in the event of termination of Brennan's employment under this Subsection 7.1 shall be limited to the payment of Brennan's salary and benefits through the effective date of termination.

               7.2 Without Cause. The Company may terminate this Agreement without cause upon sixty (60) days' written notice to Brennan. Upon any termination of this Agreement without cause by the Company, the Company shall pay to Brennan as severance pay an amount equal to Brennan's total combined base salary and performance bonus for that calendar year during which the termination becomes effective, in addition to such other compensation to which Brennan may be entitled prior to the date of termination.


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               7.3    By Brennan. Brennan reserves the right to terminate his
employment hereunder for any reason upon ninety (90) days' written notice to the Company. The Company's total liability to Brennan in the event of termination of Brennan's employment under this Subsection 7.3 shall be limited to the payment of Brennan's salary and benefits through the effective date of termination and the provisions of Subsection 7.2 shall not apply.

     8. Confirmation of Equity Structure. The Company represents and warrants that the equity table attached to this Agreement as Exhibit B accurately describes the current capital structure of the Company on a fully-diluted basis and that there are no shares, options, warrants, commitments, conversion rights or agreements for the purchase of any shares of the Company's capital stock or other securities of the Company not shown on Exhibit B.

     9.          Miscellaneous.

               9.1 Modification. Any modification of this Agreement shall be effective only if reduced to writing and signed by the parties to be bound thereby.

               9.2 Entire Agreement. This Agreement constitutes the entire agreement between the Company and Brennan pertaining to the subject matter hereof and supersedes all prior or contemporaneous written or verbal agreements and understandings between the parties in connection with the subject matter hereof.

               9.3 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall, nevertheless, continue in full force and effect without being impaired or invalidated in any way.

               9.4 Waiver. The parties hereto shall not be deemed to have waived any of their respective rights under this Agreement unless the waiver is in writing and signed by the waiving party. No delay in exercising any right shall be a waiver of such right nor shall a waiver of any right on one occasion operate as a waiver of such right on a future occasion.

               9.5 Costs of Enforcement. If any action or proceeding shall be commenced to enforce this Agreement or any right arising in connection with this Agreement, each party shall initially bear its own costs and legal fees associated with such action or proceeding. The prevailing party in any such action or proceeding shall be entitled to recover from the other party the reasonable attorneys' fees, costs and expenses incurred by such prevailing party in connection with such action or proceeding.

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               9.6         Notices. All notices provided for herein shall be
in writing and delivered personally or sent by United States mail, registered or certified, postage paid, addressed as follows:

               To the Company:       Gene Logic, Inc.
                                    Five Science Park
                                    New Haven, CT 06511


               To Brennan;           Michael J. Brennan
                                    9908 Conestoga Way
                                    Potomac, MD 20854


or to such other addresses as either of such parties may from time to time designate in writing. Any notice given under this Agreement shall be deemed to have been given on the date of actual receipt, or, if not received during normal business hours, on the next business day.

                    IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers or agents as of the date first written above.

"Company"                                                "Employee"

GENE LOGIC INC.                                          /s/ Michael J. Brennan
a Delaware corporation                                   ----------------------
                                                         Dr. Michael J. Brennan
By: /s/ Alan G. Walton
   --------------------------

Name:  Dr. Alan G. Walton
       -------------------------
Title:  Chairman, Board of Directors
        ----------------------------


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